BLUE EARTH SOLUTIONS, INC.

CERTIFICATE OF DESIGNATION OF
SERIES C PREFERRED STOCK

The Undersigned, on behalf of BLUE EARTH SOLUTIONS, INC., a Nevada corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Corporation’s board of directors effective as of August 29, 2008, pursuant to the authority conferred upon the Board by the Corporation’s Articles of Incorporation and in accordance with the Nevada Revised Statutes:

RESOLVED:  that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation, a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations, and restrictions:

1. Designation and Number.  There shall be a series of preferred stock, par value $0.001 per shares, designated as “Series C Preferred Stock,” and the number of shares constituting such series shall be Fourteen Thousand One Hundred and Thirty (14,130).

2. Voting Rights.  The holders of shares of Series C Preferred Stock shall have the following voting rights:

a.           Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to one hundred (100) votes on all matters submitted to a vote of the common stockholders of the corporation.

b.           Except as otherwise provided herein or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the corporation.

c.           Except as set forth herein, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

3. Dividends. The holders of shares of Series C Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends as provided in this Section 3.

a. The holders of the Series C Preferred Stock shall be entitled to receive cumulative dividends, out of the funds legally available therefore, which shall accrue on each share of Series C Preferred Stock (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares).  A cumulative dividend of $80.00 per share is payable annually (“Dividend Rate”).

b. Dividends shall be calculated and compounded annually in arrears on December 31 of each year (each a “Dividend Date”) with respect to the prior twelve month period prorated on a daily basis for partial periods.  Dividends shall commence to accrue on each share of Series C Preferred Stock from the date of issuance thereof whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue thereon until the Series C Preference Amount is paid in full.

c. To the extent the Corporation has funds legally available for the payment of dividends, as determined in good faith by the Board of Directors, the Corporation shall, within thirty (30) days following each calendar year, so long as shares of Series C Preferred Stock are issued and outstanding, pay each holder of Series C Preferred Stock the Dividend Rate.  Should the Company fail to pay each holder the Dividend Rate within thirty (30) days of the Dividend Date, the Dividend Rate shall increase to $104 per share payable in cash or, at the option of each holder, in shares of the Corporation’s Common Stock valued at the average closing price of the common stock for the twenty (20) trading days subsequent to the Dividend Date..

d. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C Preferred Stock, such payment shall be distributed ratably among the holders of the Series C Preferred Stock based upon the aggregate accrued but unpaid dividends on the Series C Preferred Stock held by each holder.

e. No dividends shall be declared or paid on the Common Stock or on the Series A or B Preferred Stock until all dividends accrued or declared but unpaid on the Series C Preferred Stock shall have been paid in full.

4. Liquidation Preference on Dissolution, Sale of the Corporation or Reorganization.

a. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily (a “Dissolution”), each holder of Series C Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities, to be paid in cash in full, before any distribution is made on any Common Stock or on any Series A Preferred Stock or on any Series B Preferred Stock, an amount of $1,000.00 per share, in cash (the “Series C Liquidation Amount”).  The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Dissolution or the date set for the consummation of a Dissolution, provide to the holders of the Series C Preferred Stock such information concerning the terms of the Dissolution and the value of the assets of the Corporation as may be reasonably requested by the holders of shares of Series C Preferred Stock.  If, upon a Dissolution, the net assets of the Corporation distributable among the holders of all outstanding Series C Preferred Stock shall be insufficient to permit the payment of the Series C Liquidation Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the Series C Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series C Preferred Stock.  Upon any such Dissolution, after the holders of Series C Preferred Stock shall have been paid in full the Series C Liquidation Amount, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

b. Upon payment in full of the Series C Liquidation Amount to which the holders of the shares of Series C Preferred Stock are entitled, the holders of shares of this Series will not be entitled to any further participation in any distribution of assets by the Corporation.

c. Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash or securities or other property shall be considered a liquidation, dissolution or winding-up of the Corporation’s within the meaning of this Section 4.

d. Any Reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series C Preferred Stock are not adversely affected by such Reorganization.

5. Adjustments.

a. Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series C Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Series C Conversion Price in effect immediately prior to such combination shall be proportionately increased.

b. Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series C Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series C Conversion Price then in effect by a fraction:

i. the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

ii.  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

c. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Series C Preferred Stock shall receive, simultaneously with the distribution to the holders of such Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

d. Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property, then, as a part of and a condition to such reorganization, recapitalization, consolidation or merger, provision shall be made so that thereafter each share of Series C Preferred Stock shall be convertible into the same kind and amount of securities, cash or other property of the Corporation, or of the successor corporation resulting from such reorganization, recapitalization, consolidation or merger, which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series C Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction.

e. Notices.

i. Immediately upon any adjustment of the Series C Conversion Price, the Corporation shall give written notice thereof to all holders of such Series C Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment and the facts upon which such adjustment is based.

ii. The Corporation shall give written notice to all holders of Series C Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, (c) with respect to any dissolution or liquidation or any merger, consolidation, reorganization, recapitalization or similar event, or (d) with respect to any other right afforded to any holder of Common Stock.

6. Corporate Redemption.

a. Redemption.   The shares of Series C Preferred Stock are redeemable at the option of the Corporation in cash at $1,100.00 per share (the “Redemption Price”). The Corporation shall notify each holder of Series C Preferred Stock in writing (a “Redemption Notice”) of the Corporation’s intent to exercise the rights afforded by this Section 6(a), specifying the number of shares of Series C Preferred Stock to be redeemed, the date not less than thirty (30) nor more than sixty (60) days from the date of such notice on which such Series C Preferred Stock shall be redeemed (the “Redemption Date”), and the place or places at which the shares called for redemption shall, upon presentation and surrender of such certificates representing such shares, be redeemed.  Subject to Section 6(b), the Corporation shall redeem a pro rata amount from each holder of Series C Preferred Stock (based on the total number of shares of Series C Preferred Stock outstanding); provided however, if a holder of Series C Preferred Stock desires more or less than such holder’s pro rata amount to be redeemed, such holder shall notify the Corporation in writing at least ten (10) days prior to the Redemption Date and the Corporation shall make efforts to allocate the redemption in a manner consistent with the notices received from the holder’s of the Series C Preferred Stock but subject to the full redemption of the amount the Corporation has provided notice to redeem (such allocation shall be made by the Board of Directors). The Corporation shall redeem on the Redemption Date each share of Series C Preferred Stock being redeemed in cash by wire transfer of immediately available funds at a redemption price equal to the Series C Preference Amount (the “Redemption Price”).

b. Conversion Rights.  Notwithstanding Section 6(a), upon receipt of the Redemption Notice, each holder of Series C Preferred Stock may, in lieu of having such holder’s applicable shares of Series C Preferred Stock being redeemed pursuant to Section 6(a), convert all or any portion of the shares of Series C Preferred Stock subject to Redemption by notifying the Corporation in writing at least ten (10) days prior to the Redemption Date of its intent to convert such shares, and the Conversion Date of such shares shall be the Redemption Date. Upon conversion pursuant to this section, each share of Series C Preferred Stock shall, subject to adjustment, be converted into one hundred and sixty (160) shares of common stock.  In addition, each holder will also receive one hundred (100) warrants for each share of Series C Preferred Stock converted, exercisable into common shares at the price of $8.00 per share at any time prior to December 31, 2010. The warrants shall be callable by the company upon thirty (30) days’ notice in the event the Corporation’s common shares trade for ten days preceding such notice at or above $10.00 per share.  Holders may exercise their warrants during the notice period.  Upon call of the warrants by the Corporation, in the event any holder thereof does not tender the exercise price, the warrant will expire and be of no further force or effect.

c. Notices.  The notices provided for in this Section 6 shall be sent, if by or on behalf of the Corporation, to the holders of the Series C Preferred Stock at their respective addresses as shall then appear on the records of the Corporation, or if by any holder of Series C Preferred Stock to the Corporation, by certified first class mail, postage prepaid.

d. Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series C Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her, or its right to convert such shares as provided in Section 5 hereof, shall surrender the certificate or certificates representing such shares to the Corporation (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement of such holder--in form reasonably acceptable to the Corporation--to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the place designated in the Redemption Notice, and on the Redemption Date the Redemption Price for such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series C Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series C Preferred Stock shall promptly be issued to such holder.  In the event a holder fails to surrender such holder’s certificate (and/or a lost certificate affidavit and agreement to indemnify) for the redeemed Series C Preferred Stock on or before the applicable Redemption Date, such stock shall be redeemed as of the Redemption Date regardless, and the Redemption Price shall be paid to such holder upon surrender of the applicable certificate (and/or lost certificate affidavit and agreement to indemnify).

e. Status of Reacquired Shares.  Any shares of Series C Preferred Stock redeemed pursuant to this Section 6 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series C Preferred Stock.

7. Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

8. Rank.  The Series C Preferred Stock shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Common Stock whenever issued.

9. Identical Rights.  Each share of Series C Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series C Preferred Stock.

10. Certificates.  So long as any shares of the Series C Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each stockholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

11. Defeasance.  Any of the rights, powers or preferences of the holders of Series C Preferred Stock set forth herein may be waived or defeased by the affirmative consent or vote of the Series C Majority Holders.

12. Definitions.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Corporation, as amended from time to time.

“Common Stock” shall have the meaning set forth in the Articles of Incorporation of the Corporation.

 “Conversion Date” shall have the meaning set forth in Section 6(b) hereof.

“Corporation” shall have the meaning set forth in the preamble hereof.

 “Dissolution” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Date” shall have the meaning set forth in Section 3(b) hereof.

 “Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in the Articles of Incorporation of the Corporation.

“Redemption” shall have the meaning set forth in Section 6(a).

“Redemption Date” shall have the meaning set forth in Section 6(a).

“Redemption Notice” shall have the meaning set forth in Section 6(a).

“Redemption Price” shall have the meaning set forth in Section 6(a).

“Sale of the Corporation” shall mean a single transaction or a series of transactions pursuant to which an unaffiliated Person or Persons acquire (i) Capital Stock of the Corporation possessing the voting power to elect a majority of the Corporation’s board of directors or more than fifty percent (50%) of the voting power of the Corporation (whether by merger, consolidation or sale or transfer of the Corporation’s Capital Stock), provided, however, (a) that an initial public offering that results in an acquisition of voting power shall not be a Sale of the Corporation and (b) a merger shall not be a Sale of the Corporation as long as the stockholders of the Corporation own a majority of the Common Stock of the surviving entity immediately following the merger); or (ii) all or a substantial portion of the Corporation’s assets determined on a consolidated basis.

 “Series C Liquidation Amount” shall have the meaning set forth in Section 4(a) hereof.

 “Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.